EXHIBIT 99.1

Date: May 6, 2003

Contact: Christopher M. Jakubik, Vice President, Corporate Investor Relations, (617) 421-7968
               Eric A. Kraus, Vice President, Corporate Communications, (617) 421-7194

GILLETTE REPORTS FIRST-QUARTER RESULTS

Boston – The Gillette Company today reported double-digit increases in net sales, profit from operations, net income and earnings per share for the first quarter, ended March 31. The results were driven by the success of new products -- led by the Mach3Turbo shaving system, the CrossAction Power battery toothbrush and the CrossAction Vitalizer manual toothbrush -- as well as increased sales of Duracell batteries.

Net sales for the quarter rose 14 percent to $1.97 billion from $1.73 billion in the first quarter of 2002. The increase was paced by strong growth in all regions, except Latin America, where economic weakness continued. Favorable foreign exchange, notable in Europe and to a lesser extent in Asia, contributed 5 percentage points of the net sales gain.

Profit from operations for the quarter was $380 million, up 16 percent from $328 million the year before, reflecting both sales growth and a continued shift in mix to more profitable premium shaving systems. Driving these gains was a double-digit increase in advertising spending. Profit growth was moderated by $44 million in incremental expenses to fund Functional Excellence, the Company's multi-year program to reduce costs and improve capabilities.

Net income for the quarter climbed 18 percent to $263 million from $223 million last year, due to the strong operating results and a lower tax rate. The effective tax rate in the quarter decreased by 1 percentage point to 30 percent, and is expected to remain at that level for the remainder of 2003. Fully diluted net income per common share rose 19 percent to 25 cents from 21 cents a year ago.

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"Our first-quarter results built on the momentum established in 2002, as we showed strength in each of our core categories. New products, led by the introduction of Mach3Turbo in Europe, drove strong top-line growth, which also benefited from favorable currency. We now are introducing a number of strong entries in our Oral Care, Braun and Personal Care businesses that will fuel future growth," said James M. Kilts, chairman and chief executive officer.

Mr. Kilts noted that the Duracell business generated strong sales in the quarter as consumers stocked their pantries in response to heightened security alerts and the start of the Iraq conflict. "As consumers work down these inventories, we anticipate a moderation of demand for batteries during the balance of the year," he stated.

Mr. Kilts said he was concerned about competitive actions that could result in continued deflation in the battery category, hurting both retailers and manufacturers. "We remain fully committed to Duracell's strategy that will restore growth through increased equity-building programs, a reduction in prices and promotion and the elimination of free-cell giveaways. Regardless of competitive actions, we intend to maintain both our market leadership and our market share," he said.

Results by business segment follow.

  Blades and Razors sales of $893 million for the first quarter climbed 16 percent, and profit of $331 million was up 15 percent, compared with a year ago. The sales growth reflected the continued strong performance of the Mach3 and Venus franchises, as well as a favorable comparison to first-quarter 2002 when the Company shipped below consumption. The combined global blade value share of Mach3 and Venus rose 3.5 percentage points to 31 percent. In Europe, the successful launch of the Mach3Turbo increased Mach3 blade value share by 4 percentage points, to 33 percent, and boosted total Gillette blade value share in the region to 76 percent. In the growing Russian market, Mach3Turbo drove a 2 percentage point increase in value share, increasing Gillette's total market share to 85 percent. The quarter's improved profit was due to an ongoing shift in mix to premium systems, partially offset by a double-digit increase in advertising as well as expenses related to Functional Excellence.

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  Duracell sales of $384 million for the quarter rose 16 percent, and profit of $39 million compared with a $1 million loss a year ago. Consumer pantry-loading related to homeland security concerns, as well as incremental sales to the military, were important contributors to the sales increase. Restraining the growth was the impact of lower pricing associated with Duracell's price-deal realignment program in the U.S. and the exit from Duracell's zinc-carbon battery businesses in South Africa and India. The Company noted that Duracell profit in the first quarter last year was impaired by costs incurred with the recall of select hearing aid batteries. For this year's first quarter, strong volume, supported by the highly effective "Trusted Everywhere" advertising campaign, favorable exchange and manufacturing efficiencies fueled the profit growth, which was negatively impacted by expenses related to Functional Excellence.

  Oral Care sales of $295 million for the quarter climbed 11 percent, while profit of $49 million was down 7 percent. The sales increase was paced by the strong initial sell-in of the CrossAction Power battery toothbrush and the CrossAction Vitalizer manual toothbrush in North America, as well as the continued growth of the manual toothbrush business in North America and Asia-Pacific. Gains in both the power and manual segments in all regions drove Gillette's global share of the total brushing category to 34.9 percent, a 1.5 percentage point increase over first-quarter 2002. The profit decline was due to a higher warranty accrual related in part to extended warranties on electronic appliances sold in Europe. A double-digit increase in marketing to launch new products, together with higher European-based production costs and expenses related to Functional Excellence, also negatively impacted profit.

  Braun sales of $214 million for the quarter grew 15 percent. The business ran at a $6 million operating loss in the quarter, due to a higher warranty accrual related in part to extended warranties on electronic appliances sold in Europe. Higher European-based manufacturing costs and expenses related to Functional Excellence also reduced profit. The higher sales reflected strong growth of men's electric shavers in North America and women's hair epilators in developing markets in Asia, Africa and the Middle East. Sales growth was restrained by soft consumer demand in Europe. The Company noted that Braun sales in the first quarter last year benefited from the bankruptcy of a key household small appliance competitor.

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  Personal Care sales of $185 million for the quarter were up 4 percent. Profit was at a break-even level, reflecting continued investment to revitalize the business as well as expenses related to Functional Excellence. The sales increase was paced by a strong U.S. sell-in of new premium clear gel antiperspirants and deodorants with unique odor-fighting Power Cap capsules. The Power Cap technology has been launched across the Right Guard, Soft & Dri and Gillette Series brands. Growth was largely countered by negative Latin American currency and unfavorable comparisons to the prior year's first quarter, when reformulated Gillette Series shave preps were launched.

The Company continued to make good progress on its working capital initiatives. Trade receivables of $1 billion were down 14 percent, and Days Sales Outstanding dropped by 15 days to 47 days, versus a year ago. Improvements also were made on inventories, which, at $1.1 billion, were down 7 percent, or $77 million, versus a year ago. Days Inventory on Hand was down 12 days to 108 days, compared with 120 days in March 2002. Accounts payable of $523 million increased 12 percent, or $58 million, and Days Payable Outstanding increased 4 days to 53 days, versus the same period last year.

This strong working capital performance contributed to strong free cash flow, which increased in the quarter to $498 million, compared with $193 million last year, which included a pension fund contribution of $196 million.

Gillette repurchased 23.5 million shares during the first quarter, at a cost of $706 million, or an average cost of $30 per share. For the remainder of the year, the Company anticipates using free cash flow for debt reduction or share repurchases.

# # #

This release contains “forward-looking statements” about the Company´s future performance. There are, however, a number of factors that can affect the Company´s future prospects and progress. These include, among other things, the acceptance of new products, economic conditions and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company´s 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.

The consolidated income statement data follow.

(Millions, except per share amounts)
                                                      Three Months Ended
                                                            March 31
                                                      ---------------------
                                                       2003            2002
                                                      -----          ------

Net Sales                                             $1,971        $ 1,732
                                                     -------        -------

Profit from Operations                                $  380         $  328
                                                     -------         -------
Income before Income Taxes                            $  376         $  323

Income Taxes                                          $  113         $  100

Net Income                                            $  263         $  223
                                                      -------        -------
Net Income per
     Common Share:
 - Basic                                              $  .25        $  0.21
 - Assuming Full Dilution                             $  .25        $  0.21

Average Number of Common Shares Outstanding:
 - Basic                                               1,035          1,056
 - Assuming Full Dilution                              1,037          1,060

The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

# # #

The condensed consolidated balance sheet data follow.

(Millions)

                                                       March 31,         December 31,         March 31,
                                                         2003                2002               2002
                                                       ---------         ------------         ---------

Cash and Cash Equivalents                                $  510             $  801              $  865
Net Trade Accounts Receivable                             1,036              1,202               1,201
Inventories                                               1,066                928               1,143
Other Current Assets                                        878                866               1,039
Net Property, Plant and Equipment                         3,473              3,565               3,478
Other Assets, Including Goodwill and
     Intangibles                                          2,484              2,501               2,102
                                                          -----              -----               -----
Total Assets                                            $ 9,447            $ 9,863             $ 9,828
                                                        =======            =======             =======

Total Debt                                              $ 3,730            $ 3,657             $ 4,173
Other Current Liabilities                                 2,292              2,288               1,978
Other Noncurrent Liabilities                              1,506              1,658               1,311
Stockholders´ Equity                                      8,018              7,652               7,331
Treasury Stock                                          (6,099)            (5,392)             (4,965)
                                                        -------            -------             -------
Net Stockholders´ Equity                                  1,919              2,260               2,366
                                                          -----              -----               -----
Total Liabilities and Stockholders´
     Equity                                             $ 9,447            $ 9,863             $ 9,828
                                                        =======            =======             =======
Debt Less Cash and
Cash Equivalents                                        $ 3,220            $ 2,856             $ 3,308
                                                        =======            =======             =======

The data reported for March 31, 2003 and 2002, are based on unaudited statements, but include all adjustments that the Company considers necessary for a fair presentation of results for the period.

# # #

Free Cash Flow is defined as cash flow remaining from operations after capital investments. The Company believes that Free Cash Flow is an important measure of its liquidity as well as its ability to fund future growth and to provide a return to shareholders. A reconciliation of Free Cash Flow to the Decrease in Cash and Cash equivalents in accordance with Generally Accepted Accounting Principles (GAAP) follows.

(Millions)
                                                Three Months Ended March 31
                                           ---------------------------------------

                                                  2003                       2002
                                             -----------------           --------
Profit From Operations                                    $380               $328
  Depreciation/Amortization                                138                120
  Working Capital (a)                                      184                171
  Taxes                                                  (113)              (100)
  Interest                                                (11)               (15)
  Other                                                   (43)              (244)
                                                          ----              -----
Net Cash Provided by Operating Activities                 $535               $260

  Capital Expenditures                                    (48)               (78)
  Asset Disposals                                           11                 11

Free Cash Flow                                            $498               $193

Net Cash Used by Financing
Activities (b)                                           (790)              (257)

Net Cash Used by Discontinued
Operations                                                   -               (16)

Exchange and Other                                           1                (2)
                                                             -                ---
Decrease in Cash and Cash Equivalents                   $(291)              $(82)
(GAAP basis)

(a)      Includes changes in accounts receivables, inventories, accounts payable and other current assets and liabilities.
(b)      2003 figure includes share repurchase of $706 million.

The data reported above for the three months ended March 31, 2003 and 2002, are based on unaudited financial statements, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.